Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 11, 2021 (except as to Note 17, as to which the date is February     , 2021), in the Registration Statement on form F-4 and the related prospectus of Innoviz Technologies ltd, with respect to the consolidated financial statements of Innoviz Technologies ltd.

Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Tel Aviv, Israel

The foregoing consent is in the form that will be signed upon the completion of the reverse stock split described in Note 17 to the consolidated financial statements.

/s/ Kost Forer Gabbay & Kasierer

A Member of Ernst & Young Global

Tel Aviv, Israel

February 12, 2021